Exhibit 99.1

To:          Harleysville agents

From:      MB, President and CEO

Re:          Harleysville and Nationwide to merge, subject to regulatory approvals

I want to share with you some important and exciting news about our company.

The board of directors of Harleysville Mutual agreed to merge with Nationwide, pending approval by various regulatory bodies.

As a result of this agreement, Harleysville will be part of a mutual insurance company. We are particularly excited about this partnership because, as a mutual company, we can focus even more on serving the needs of our policyholders by delivering innovative products and services. At the same time, we can continue to invest in our employee force to ensure our company representatives are the best in the business and well-equipped to meet the needs of the customers we serve. We believe our strengthened ability to commit to long-term strategies in these and all aspects of our business is in the best interest of our employees, agents, policyholders and our company—today and for the years ahead.

Also, by merging with Nationwide, we are joining forces with one of the largest and strongest diversified insurance and financial services organizations in the United States. Once the transaction is closed, Harleysville will operate along with the independent agency arm of Nationwide, Allied Insurance (rated A+ by A.M. Best). Allied, since becoming a Nationwide company in 1998, has expanded from 23 states to 33 states, and has tripled its direct written premium from $900 million to nearly $3.4 billion—accounting for 23% of Nationwide’s overall P&C direct written premium. Allied partners with 4,400 independent agencies located mainly in the Midwest and West. When you combine that operation with Harleysville’s network of 1,300 independent agencies, primarily east of the Mississippi, and $1.1 billion in P&C direct written premium, you create a $4.5 billion independent agency company with a national footprint.

We are proud of our 96-year history and the longstanding success we and our independent agencies have enjoyed as a result of our partnership with one another. Today, we are optimistic about the promise this merger holds for our company and our agents. The combined organization will allow us to deliver to you the very best products and services available to grow your book of business with us more effectively and efficiently.

Refer to today’s news release for more information and look for additional communications in the days ahead. Also, over the next several weeks, we will hold special events for agency principals to share our excitement firsthand and to give you an opportunity to present your questions to members of our senior leadership team and local field office leaders. (Invitations will follow shortly.)

I look forward to my new role as President and Chief Operating Officer of Harleysville following the merger, and I hope you will join me in embracing this extraordinary opportunity to build upon the industry presence, financial strength and superior customer service that have earned us the reputation for being “Good people to know.”

Best regards,

Michael L. Browne

President and Chief Executive Officer

Harleysville Insurance

Note: If you receive any inquiries from the news media, please refer them to Randy Buckwalter in Harleysville’s corporate communications department at 215.256.5288. If you have any immediate questions regarding this impending merger, please submit them to AskMichaelBrowne@Harleysvillegroup.com; or contact Brian Flemming, vice president of marketing and agency relations, at 215.513.8587.

This communication may be deemed to be solicitation material in respect of the proposed transactions. In connection with the proposed transactions, a proxy statement of Harleysville Group Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS.  Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov. Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.